Exhibit 4.4

Annex A

AMENDED AND RESTATED SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDED AND RESTATED SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Restated Amendment”) is made and entered into as of March 17, 2014, by and between BIOLASE, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, as successor to U.S. Stock Transfer Corporation, a California corporation (the “Rights Agent”), and amends and restates in its entirety the Second Amendment to Rights Agreement, dated as of February 4, 2014, by and between the Company and the Rights Agent.

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of December 31, 1998 (as amended, the “Agreement”);

WHEREAS, for the avoidance of doubt with respect to the effectiveness of the Second Amendment to the Rights Agreement, dated as of February 4, 2014, in implementing the intended increase in the triggering level from 15% to 20%, the Company desires to further Amend and Restate the Second Amendment; and

WHEREAS, the Company certifies to the Rights Agent that this Restated Amendment complies with the terms of the Rights Agreement, including but not limited to the terms of Section 27 thereof.

NOW, THEREFORE, for good consideration, the adequacy of which is hereby acknowledged, the Company hereby agrees to amend the Agreement as follows in accordance with the approval of the Board of the Directors as required by Section 27 thereof and directs the Rights Agent to execute the Restated Amendment:

1.   Section 1 is hereby amended by replacing “15% Ownership Date” with “20% Ownership Date”.  All references in the Agreement to “15% Ownership Date” shall be amended and replaced with “20% Ownership Date”.

2.   Section 1 is hereby further amended by replacing “15% Stockholder” with “20% Stockholder”.  All references in the Agreement to “15% Stockholder” shall be amended and replaced with “20% Stockholder”.

3.   Section 1 is hereby further amended by replacing “15%” with “20%”.  All references in the Agreement to “15%” shall be amended and replaced with “20%”.

4.   Exhibit A to the Agreement is amended by replacing “15% Stockholder” with “20% Stockholder”.  All references in Exhibit A to “15% Stockholder” shall be amended and replaced with “20% Stockholder”.

5.  This Restated Amendment is effective as of February 4, 2014, the date of the Second Amendment.

Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

This Restated Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state.

This Restated Amendment may be executed in any number of counterparts (including by PDF, facsimile or other electronic means) and each such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Restated Amendment to be duly executed as of the date first written above.

BIOLASE, INC.

By:    /s/ FEDERICO PIGNATELLI

Name: Federico Pignatelli

  Title: Chairman and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:    /s/ DENNIS MOCCIA

Name: Dennis Moccia

  Title: Manager, Contract Administration